Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 3
SUPPLEMENTAL INDENTURE NO. 3 (this “Supplemental Indenture”) dated as of September 24, 2018, among VICI Properties 1 LLC and VICI FC Inc. (collectively, the “Issuers”), and UMB Bank, National Association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS the Issuers and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of October 6, 2017, providing for the issuance of the Issuers’ 8.0% Second-Priority Senior Secured Notes due 2023 (the “Notes”), initially in the aggregate principal amount of $766,891,864;
WHEREAS the Issuers wish to, among other things, (i) amend Section 4.07 of the Indenture in order to permit (A) an amendment of the Lease (Non-CPLV), dated as of October 6, 2017 (the “Non-CPLV Lease”) among CEOC and the subsidiaries of CEOC listed therein, collectively as Tenant, and the subsidiaries of the Company listed therein, collectively as Landlord and amendments and modifications to certain agreements and documents made in connection with the Non-CPLV Lease Amendment to, among other things, implement certain lien releases and revisions to the Non-CPLV Lease and (B) the purchase by Philadelphia Propco LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of the REIT, of the land and real property improvements associated with Harrah’s Philadelphia in Chester, Pennsylvania from an indirect, wholly-owned subsidiary of CEC and (ii) amend the definition of “Asset Sale” in the Indenture to permit such lien releases (collectively, the “Proposed Amendments”);
WHEREAS Section 9.02 of the Indenture permits the Issuers and the Trustee, with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding, to enter into an indenture supplemental to the Indenture for the purpose of effecting the Proposed Amendments;
WHEREAS the Issuers have obtained and accepted the written consent of the holders of at least a majority in principal amount of the Notes to effect the Proposed Amendments; and
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.    Amendments. The Indenture is hereby amended as follows:

(a)	The following definitions shall be added, in proper alphabetical order, to Section 1.01 of the Indenture:
“Harrah’s Philadelphia Acquisition” means the transactions contemplated by the Harrah’s Philadelphia Purchase Agreement, pursuant to which, among other things, Philadelphia Propco LLC will purchase the land and real property improvements associated with Harrah’s Philadelphia in Chester, Pennsylvania.
“Harrah’s Philadelphia Purchase Agreement” means that certain Purchase and Sale Agreement, by and between Chester Downs and Marina, LLC, as seller, and Philadelphia Propco LLC, as buyer, together with all exhibits and schedules thereto, as in effect on the date of Supplemental Indenture No. 3 and as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Joliet Lease” means the Lease (Joliet), dated as of October 6, 2017, by and between Harrah’s Joliet Landco LLC, as landlord (“Joliet Landlord”), and Des Plaines Development Limited Partnership, as tenant (“Joliet Tenant”), as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture.
“Landlord” means, collectively, Joliet Landlord and Non-CPLV Landlord.
“Non-CPLV Lease” means the Lease (Non-CPLV), dated as of October 6, 2017, among CEOC, LLC and the entities listed therein, collectively as tenant (“ Non-CPLV Tenant”), and the entities listed therein, collectively as landlord (“Non-CPLV Landlord”), as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture.

“Related Amendments” means amendments and modifications to certain agreements and documents made in connection with the amendment to the Non-CPLV Lease, in each case made pursuant to, and in accordance with, the Harrah’s Philadelphia Purchase Agreement.
“Supplemental Indenture No. 3” means that certain supplemental indenture, dated as of September 24, 2018, by and among the Issuers and the Trustee, supplementing the terms of this Indenture.
“Tenant” means, collectively, Joliet Tenant and Non-CPLV Tenant

(b)	Clause (s) of the definition of “Asset Sale” in Section 1.01 of the Indenture shall be amended and restated in its entirety as follows:
(s) any release of the Landlord’s lien on and security interests in any of the Tenant’s furniture, fixtures, inventory, equipment and other personal property (including, without limitation, “Tenant’s Pledged Property,” as defined in each of the Non-CPLV Lease and Joliet Lease, and any deposit or securities accounts and property maintained therein) under the Non-CPLV Lease and Joliet Lease (including any such release effected in connection with an amendment of the Non-CPLV Lease and Joliet Lease that is not otherwise prohibited under this Indenture);

(c)	Clause (iii) of Section 4.07(b) of the Indenture shall be amended and restated in its entirety as follows:
(iii) (A) the Harrah’s Philadelphia Acquisition and (B) the amendment to the Non-CPLV Lease and the Related Amendments, in each case in connection with the Harrah’s Philadelphia Acquisition, and the transactions contemplated thereby; provided that the amendment to the Non-CPLV Lease shall be substantially in the form attached to the Harrah’s Philadelphia Purchase Agreement;

(d)	Section 11.04(a) shall be amended by adding the following sentence at the end of the second paragraph following clause (9) of Section 11.04(a):
In connection with the release of the Landlord’s liens and security interests permitted under clause (s) of the definition of “Asset Sale” in Section 1.01 of the Indenture, the Trustee is authorized to, at the Company’s request, direct the Collateral Agent to enter into any agreement terminating an applicable intercreditor agreement relating to the property which is subject to such lien and security interest so released.
3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
4.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
5.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

VICI PROPERTIES 1 LLC
VICI FC INC.

By: /s/ DAVID A. KIESKE
Name: David A. Kieske
Title: Treasurer

[Signature Page – Supplemental Indenture]

UMB BANK, NATIONAL ASSOCIATION,
as Trustee

By: /s/ LAURA ROBERSON
Name: Laura Roberson
Title: Senior Vice President

[Signature Page – Supplemental Indenture]